FORM 4    U.S. SECURITIES AND EXCHANGE COMMISSION   OMB Approval
                  Washington, D.C.  20549              OMB Number 3235-0287
                                                       Expires:  September
                                                                 30, 1998
      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP     Estimated average
                                                       burden hours per
                                                       response . . . 0.5
   [ ]  Check this box if no longer
        subject to Section 16.            Filed pursuant to Section 16(a) of
        Form 4 or Form 5                 the Securities Exchange Act of 1934,
        obligations may continue.        Section 17(a) of the Public Utility
        See Instruction 1(b).            Holding Company Act of 1935 or
                                         Section 30(f) of the Investment
                                         Company Act
              (Print or Type Responses)

    1.   Name and Address of    2.   Issuer Name and Ticker or Trading Symbol  6.   Relationship of Reporting Person to Issuer
         Reporting Person                                                                   (Check all applicable)

                                                                                  X    Director               X    10% Owner
      DAHL    JAMES      H.               ASV, Inc. (ASVI)                       ___   Officer (give         ___   Other (specify
      (Last) (First)  (Middle)              	                                                   title                     below)
                                                                                                below)
                               3.   IRS or Social      4.   Statement for
                                    Security                  Month/Year             ____________________________________
      1200 Riverplace Blvd.,        Number of
       Suite 920                    Reporting               April, 1997
             (Street)               Person
                                    (Voluntary)
                                                       5.   If Amendment,     7. Individual or Joint/Group Filing (Check
                                                            Date of                Applicable Line)
                                                            Original             X   Form filed by One Reporting Person
      Jacksonville   Florida                                (Month/Year)        ___  Form filed by More than One Reporting
                     32207                                                           Person
                                                             May, 1997**
      (City)         (State)
                     (Zip)              Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

    1. Title of Security       2.Trans-     3. Trans-   4.  Securities        5.  Amount of Securities       6. Owner-  7.  Nature
       (Instr. 3)                action        action       Acquired (A)          Beneficially Owned at End     ship        of In-
                                 Date          Code         or Disposed of (D)    of Month (Instr. 3 and 4)     Form:       direct
                                 (Month/       (Instr.      (Instr. 3, 4 and                                    Direct      Bene-
                                 Day/           8)            5)                                                (D) or      ficial
                                 Year)                                                                          Indirect    Owner-
                                                                                                                (I)         ship
                                                                                                                (Instr.     (Instr.
                                                                                                                4)          4)
                                               Code   V   Amount   (A) or    Price
                                                                   (D)

    Common Stock                 4/17/97        P         4,000      A       $17.50         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/18/97        P         1,000      A       $21.00         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/18/97        P         1,500      A       $18.75         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/18/97        P         4,000      A       $17.625        24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/18/97        P         1,000      A       $19.875        24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/18/97        P         3,750      A       $17.25         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/22/97        P         2,000      A       $19.00         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/22/97        P         2,000      A       $19.50         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/22/97        P           100      A       $19.00         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/22/97        P         5,000      A       $19.00         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/17/97        P         4,000      A       $17.50         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/18/97        P         1,000      A       $21.00         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/18/97        P         1,500      A       $18.75         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/18/97        P         4,000      A       $17.625        24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/18/97        P         1,000      A       $19.875        24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           Daughter

    Common Stock                 4/18/97        P         3,750      A       $17.25        24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/22/97        P         2,000      A       $19.00         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/22/97        P         2,000      A       $19.50         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/22/97        P         5,000      A       $19.00         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/28/97        P           500      A       $19.50         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                                                                           281,100*                I       By Rock
                                                                                                                           Creek
                                                                                                                           Partners
                                                                                                                           Ltd.

    Common Stock                                                                             3,000*                I       By
                                                                                                                           Spouse's
                                                                                                                           IRA

   Reminder:  Report on a separate line for each class of securities
   beneficially owned directly or indirectly.                          (Over)
   *  If the form is filed by more than one reporting         SEC 1474 (7/96)
      person, see instruction 4(b)(v).



   FORM 4          Table II - Derivative Securities Acquired, Disposed of,
   (continued)   or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


    1. Title       2. Conver-       3. Trans-       4. Trans-       5. Number       6. Date Exer-
       of             sion or          action          action          of              cisable
       Deriv-         Exercise         Date            Code            Deriv-          and
       ative          Price of         (Month/         (Instr.         ative           Expiration
       Security       Derivative       Day/Year)       8)              Securities      Date (Month/
       (Instr.        Security                                         Acquired        Day/Year)
       3)                                                              (A) or
                                                                       Disposed
                                                                       of (D)
                                                                       (Instr. 3,      Date         Expira-
                                                                       4 and 5)        Exer-        tion
                                                                                       cisable      Date
                                                    Code   V           (A)    (D)

   Common Stock
   Options            $18.167*                                                         12/21/97

   Common Stock
   Options            $18.167*                                                         12/21/98

   Common Stock
   Options            $18.167*                                                         12/21/99

   Common Stock
   Options            $18.167*                                                         12/21/2000

   Warrants           $ 5.85*                                                          05/03/96      08/17/99

   Warrants           $ 5.85*                                                          06/20/96      08/17/99

   Convertible
   Subordinated
   Debenture          $24.75*                                                          10/08/96      10/15/2006








   7. Title and         8. Price of        9. Number of       10. Ownership        11. Nature
      Amount of            Derivative         Derivative          Form of              of In-
      Underlying           Security           Securities          Derivative           direct
      Securities           (Instr. 5)         Beneficially        Security;            Bene-
      (Instr. 3                               Owned at End        Direct (D)           ficial
       and 4)                                 of Month            or Indirect          Owner-
                                              (Instr. 4)          (I) (Instr.          ship
                                                                  4)                   (Instr. 4)
   Title     Amount or
             Number of
             Shares



   Common       1,875*                            1                    D
   Stock

   Common       1,875*                            1                    D
   Stock

   Common       1,875*                            1                    D
   Stock

   Common       1,875*                            1                    D
   Stock

   Common     120,000*                          80,000                 I                By Rock Creek
   Stock                                                                                Partners Ltd.

   Common      15,000*                          10,000                 D
   Stock

   Common      90,909*                            1                    I                By Rock Creek
   Stock                                                                                Partners Ltd.



   Explanation of Responses:

       * Adjusted to reflect three-for-two stock split effective January 17, 1997.

      ** Amendment is filed only to reflect month-end ownership of securities held in capacities other than capacities in which changes occurred during the month which were inadvertently omitted from the previous Form 4 filed for April, 1997.




   **Intentional misstatements or omissions
     of facts constitute Federal Criminal      /s/ James H. Dahl      5/22/97
     Violations.  See 18 U.S.C. 1001 and       ** Signature of          Date
     15 U.S.C. 78ff(a).                        Reporting Person

   Note:   File three copies of this Form,
           one of which must be manually signed.
           If space provided is insufficient,
           see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OEM Number.